Exhibit 4.2


                    The Chairman and Chief Executive Officer



                             To:




                             Paris, [xxxx]



Dear Sir,


The Extraordinary General Meeting held on 18 May 2004 authorized the Board to proceed with the allocation of SCOR stock options to Group executives. The list of beneficiaries was compiled and submitted to the Compensation and Nominations Committee, and the allocation inception date was set for 25 August 2004.

I am pleased to inform you that you have been allocated [ xxxxx] stock options by the Board with effect from 25 August 2004.

These stock options, allocated on 25 August 2004 at a strike price of 1.14 Euros, may be exercised from 26 August 2008 until 25 August 2014. Please find attached the terms and conditions of the stock options plan, setting out the conditions for exercising the stock options.

At my request, the Board wished to demonstrate with this gesture aimed specifically at the Group's senior managers and future management, the confidence it has in your medium term contribution to the Group's redeployment and success, by allowing you to benefit from the fruits of its success in the future.

Combined with the Stock Award Plan, this allocation of stock options bears witness to the fact that the efforts you have made, along with those which we need to make together in order to ensure the success of the three-year "SCOR Moving Forward" plan, have been recognized, and I hope, rewarded.

I am counting on you.

Yours faithfully


/s/ Dennis Kessler


Dennis Kessler


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
               SCOR Group                       Tel   +33 (0)1 46 98 70 00   RCS Nanterre B 562 033 357
               Immeuble SCOR                    Fax   +33 (0)1 47 67 04 09   Siret 562 033 357 00020
               1, Avenue du General de Gaulle   e-mail : info@scor.com       Societe Anonyme au Capital
www.scor.com   92074 Paris La Defense                                        de 156 886 104 Euros
               Cedex
               France
               C:\Documents and
               Settings\ssaks\My
               Documents\Form S-8 Grant
               Letter.doc
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